Exhibit 99.1

                             Financial Update by CFO

                                  May 31, 2005


     The visibility we have at this time regarding the current quarter is indicating the comments made in the 1Q05 earnings release teleconference call remain valid. We are still anticipating revenue for 2Q05 to be in a range of up 10% to down 10% sequentially from 1Q05. We still see the most likely outcome for 1H05 to be flat to up slightly in revenue compared with the 4Q04 run rate. Gross margin still looks to be in a range of 41%-44%, based on the projected product mix for the quarter. Operating margin for 2Q05 still looks to be in a range of breakeven to (15%). We anticipate an estimated income tax benefit in the range of zero to $200k. Earnings per share (diluted) for 2Q05 are still projected in a range of $0.00-($0.10). Cash flow is still expected to be neutral to negative, as we continue to fund efforts needed in our laser processing installations.


     For the full year of 2005, the comments made in the 1Q05 earnings release teleconference call also appear to remain valid. The ongoing laser processing ramp has made financial projections quite difficult. Based on the current backlog, order outlook and visibility, Ultratech continues to have the ability to achieve annual revenue growth on the order of 20%-25% compared with 2004. How quickly the Company comes up the laser processing learning curve makes itself felt in gross margin, operating margin, and earnings per share. The pace of learning, and what we are learning, in the two laser processing installations currently under way should translate into increased manufacturing efficiencies and shorter installation times. These factors, along with an expected lessening of legal expenses in the second half of 2005, support the previous full year guidance of 48%-49% gross margin, 5%-7% operating margin, and earnings per share (diluted) of $0.35-$0.45. The projected tax rate for the year still looks to be about 7%, due primarily to jurisdictional effects. Cash flow for the year is still anticipated to be positive.


Safe Harbor Statement
---------------------
Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as lengthy and costly development cycles for advanced lithography and laser-processing technologies and applications; integration, development and associated expenses of the laser processing operation; delays, deferrals and cancellations of orders by customers; expiration of licensing arrangements, and the resulting adverse impact on Ultratech's licensing revenues; high degree of industry competition; pricing pressures and product discounts; changes in pricing by Ultratech, its competitors or suppliers; intellectual property matters; cyclicality in the semiconductor and nanotechnology industries; customer concentration; market acceptance of new products and enhanced versions of Ultratech's existing products; international sales; lengthy sales cycles, including the timing of system installations and acceptances; changes to financial accounting standards; timing of new product announcements and releases by Ultratech or its competitors; ability to volume produce systems and meet customer requirements; mix of products sold; rapid technological change and the importance of timely product introductions; dependence on new product introductions and commercial success of any new products; outcome of litigation; sole or limited sources of supply; manufacturing variances and production levels; timing and degree of success of technologies licensed to outside parties; product concentration and lack of product revenue diversification; inventory obsolescence; asset impairment; ability and resulting costs to attract or retain sufficient personnel to achieve Ultratech's targets for a particular period; dilutive effect of employee stock option grants on net income per share, which is dependent in part upon Ultratech achieving and maintaining profitability and the market price of Ultratech's stock; effects of certain anti-takeover provisions; future acquisitions;

volatility of stock price; business interruptions due to natural disasters or utility failures; environmental regulations; and any adverse effects of terrorist attacks in the United States or elsewhere, or government responses thereto, or military actions in Iraq, Afghanistan and elsewhere, on the economy, in general, or on Ultratech's business in particular. Such risks and uncertainties are described in Ultratech's SEC reports including its Annual Report on Form 10-K filed for the year ended December 31, 2004 and on Form 10-Q for the quarter ended April 2, 2005.